     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2004

                                                   REGISTRATION  NO. 333-119874
_______________________________________________________________________________
_______________________________________________________________________________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               __________________

                               AMENDMENT NO. 1 TO
                                    FORM F-10
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               __________________


                         CENTRAL FUND OF CANADA LIMITED
             (Exact name of Registrant as specified in its charter)

           ALBERTA, CANADA                          NOT APPLICABLE                      NOT APPLICABLE
  (Province or Other Jurisdiction of         (Primary Standard Industrial              (I.R.S. Employer
    Incorporation or Organization)               Classification Code)                Identification No.)

 HALLMARK ESTATES, #805, 1323-15TH AVENUE S.W., CALGARY, ALBERTA T3C 0X8, CANADA
                                 (403) 228-5861
   (Address and telephone number of Registrant's principal executive offices)

                                MARTIN POMERANCE
                                 250 PARK AVENUE
                               NEW YORK, NY 10177
                                 (212) 415-9200

 (Name, address (including zip code) and telephone number (including area code)
                   of agent for service in the United States)

                               __________________

                                   COPIES TO:


              JOHN S. ELDER, Q.C.                    GIL I. CORNBLUM, ESQ.
          FRASER MILNER CASGRAIN LLP                 DORSEY & WHITNEY LLP
      1 FIRST CANADIAN PLACE, 39TH FLOOR                  BCE PLACE
             100 KING STREET WEST                 161 BAY STREET, SUITE 4310
           TORONTO, ONTARIO M5X 1B2                TORONTO, ONTARIO M5J 2S1
                    CANADA                                 CANADA
                (416) 863-4511                        (416) 367-7370


                               __________________

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                           PROVINCE OF ALBERTA, CANADA
                (Principal jurisdiction regulating this offering)

                               __________________

         It is proposed that this filing shall become effective (check appropriate box):

         A. /X/ Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

         B. / /   At some future date (check the appropriate box below).

              1.  / / Pursuant to Rule 467(b) on __________ (date) at __________
                      (time) (designate a time not sooner than seven calendar days after filing).

              2. / /  Pursuant to Rule 467(b) on __________ (date) at __________
                      (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on __________ (date).

              3. / / Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

              4. / / After the filing of the next amendment to this form (if preliminary material is being filed).

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. / /

                             ______________________

                                     PART I

                     INFORMATION REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

PROSPECTUS

                                     [LOGO]

           15,000,000 NON-VOTING, FULLY-PARTICIPATING CLASS A SHARES

                         CENTRAL FUND OF CANADA LIMITED

                                U.S.$84,900,000
                               ------------------

    This short form prospectus (the "Prospectus") qualifies the distribution (the "Offering") of 15,000,000 non-voting, fully-participating Class A shares (the "Shares") of Central Fund of Canada Limited ("Central Fund" or the "Company"). Holders of non-voting, fully-participating Class A shares (the "Class A non-voting shares") are not entitled to vote at any meetings of shareholders of Central Fund, except as provided for by law and with respect to those matters set out in Central Fund's articles. See "Share Capital of the Company".

    The Offering price of the Shares was determined by negotiation between the Company and CIBC World Markets Inc. (the "Underwriter"), and in the context of the market.

    The outstanding Class A non-voting shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "CEF.A" and on the American Stock Exchange ("Amex") under the symbol "CEF". The closing prices of the Class A non-voting shares on the TSX and on Amex on October 21, 2004, the day before the Offering price was determined, were Cdn.$7.46 per share and U.S.$5.99 per share, respectively. The issuer has applied to list the securities distributed under this short form prospectus on each of the TSX and the Amex. The TSX has conditionally approved the listing of these securities. Listing on the TSX is subject to the Company fulfilling all of the requirements of the TSX on or before January 21, 2005. Listing on the AMEX will be subject to the issuer fulfilling all the listing requirements of the Amex.

    THIS OFFERING IS MADE BY A FOREIGN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO FOREIGN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

    PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENTS IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE FULLY DESCRIBED HEREIN.

    THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE COMPANY IS INCORPORATED UNDER THE LAWS OF ALBERTA, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF A FOREIGN COUNTRY, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE COMPANY AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.
                       ----------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                       ----------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES OFFERED HEREBY.
                      ------------------------------------
       PRICE: U.S.$5.66 PER NON-VOTING, FULLY-PARTICIPATING CLASS A SHARE
                      ------------------------------------

                                                                                 PROCEEDS TO THE
                                     PRICE TO THE PUBLIC   UNDERWRITER'S FEE       COMPANY(1)
Per non-voting, fully-participating
    Class A Share..................       U.S.$5.66           U.S.$0.2264          U.S.$5.4336
Total(2)(3)........................    U.S.$84,900,000      U.S.$3,396,000       U.S.$81,504,000

(1) Before deducting expenses of this Offering, estimated to be U.S.$600,000, which, together with the Underwriter's fee, will be paid by the Company from the proceeds of the Offering.

(2) For Shares sold in the United States, the Price to the Public, Underwriter's Fee and Proceeds to the Company are payable in U.S. dollars. For Shares sold in Canada, the Price to the Public, Underwriter's Fee and Proceeds to the Company and amounts related to the Offering are payable in Canadian dollars at the Canadian dollar equivalent to such amounts based on a prevailing U.S.-Canadian dollar exchange rate as of the date of the pricing of the Offering.

(3) The Company granted to the Underwriter under the Underwriting Agreement an option (the "Option"), which was exercised in full on October 22, 2004 to purchase 2,000,000 Class A non-voting shares (the "Optioned Shares"). As the Option was exercised in full prior to the date of this prospectus, the Optioned Shares are included in this distribution table. This short form prospectus qualifies the grant of the Option and the distribution of the Optioned Shares. See "Plan of Distribution".

    The Underwriter, as principal, conditionally offers the Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriter in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Company by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP and on behalf of the Underwriter by Cassels Brock & Blackwell LLP and Shearman & Sterling LLP.

    Subscriptions for the Shares will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of this Offering will take place on November 3, 2004 or on such other date as the Company and the Underwriter may agree, but not later than November 30, 2004, and that certificates representing the Shares will be available for delivery on or about the closing of the Offering.

    On October 27, 2004, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was U.S.$0.8161 per Cdn.$1.00.

    Subject to applicable laws and in connection with the Offering, the Underwriter may effect transactions which stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

                The date of this Prospectus is October 28, 2004.

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
FINANCIAL INFORMATION AND ACCOUNTING
  PRINCIPLES............................         2
EXCHANGE RATES..........................         2
DOCUMENTS INCORPORATED BY REFERENCE.....         3
ELIGIBILITY FOR INVESTMENT..............         4
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS............................         4
THE COMPANY.............................         5
BUSINESS OF THE COMPANY.................         5
SHARE CAPITAL OF THE COMPANY............         5
PLAN OF DISTRIBUTION....................         7
USE OF PROCEEDS.........................         8
CANADIAN FEDERAL INCOME TAX
  CONSIDERATIONS........................         8
UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS........................        11

                                            PAGE
                                          --------

ERISA AND RELATED CONSIDERATIONS........        16

ENFORCEMENT OF CERTAIN CIVIL
  LIABILITIES...........................        17

RISK FACTORS............................        17

LEGAL MATTERS...........................        18

AUDITORS, TRANSFER AGENTS AND
  REGISTRARS............................        18

PURCHASERS' STATUTORY RIGHTS............        18

EXPERTS.................................        19
DOCUMENTS FILED AS PART OF THE
  U.S. REGISTRATION STATEMENT...........        19

CERTIFICATE OF THE COMPANY..............       C-1

CERTIFICATE OF THE UNDERWRITER..........       C-2

                FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

    Unless otherwise indicated, financial information in this Prospectus has been prepared in accordance with Canadian generally accepted accounting principles. The financial information of the Company presented herein is in U.S. dollars. In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

                                 EXCHANGE RATES

    The following table sets forth, for the period and rates indicated, information concerning exchange rates for the Canadian dollar expressed in United States dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                                THREE MONTHS       THREE MONTHS        THREE MONTHS       TWELVE MONTHS ENDED OCTOBER 31,
                               ENDED JULY 31,    ENDED APRIL 30,    ENDED JANUARY 31,    ---------------------------------
                                    2004               2004                2004            2003        2002        2001
                               ---------------   ----------------   ------------------   ---------   ---------   ---------
High.........................      $0.7644            $0.7645            $0.7880          $0.7667     $0.6619     $0.6696
Low..........................      $0.7158            $0.7293            $0.7460          $0.6288     $0.6200     $0.6241
Period End...................      $0.7521            $0.7293            $0.7539          $0.7579     $0.6406     $0.6279
Average......................      $0.7395            $0.7500            $0.7650          $0.6940     $0.6356     $0.6459

    The average noon buying rate is derived by taking the average of the noon buying rate on the last business day of each month during the relevant period. On October 27, 2004, the inverse of the noon buying rate was U.S.$0.8161 per Cdn.$1.00.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, filed with the securities commission or similar authority in each of the provinces and territories of Canada and the United States Securities and Exchange Commission (the "SEC"), are specifically incorporated by reference into, and form an integral part of, this Prospectus:

    (a) the Annual Information Form of the Company dated March 1, 2004;

    (b) the Management Information Circular of the Company dated January 9, 2004 in connection with the Company's annual meeting of shareholders on February 23, 2004;

    (c) the audited financial statements of the Company as at October 31, 2003 and 2002 and for each of the years in the three year period ended October 31, 2003 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2003 and 2002 and the statements of loss, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2003;

    (d) management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2003 (incorporated by reference from the annual report of the Company for the year ended October 31, 2003);

    (e) the unaudited interim financial statements of the Company for the three and nine month periods ended July 31, 2004 with comparative figures for the corresponding periods in the immediately preceding year;

    (f) management's discussion and analysis of financial condition and results of operations for the nine month period ended July 31, 2004;

    (g) the material change report of the Company dated December 29, 2003 disclosing the Company's public offering of 15,050,000 Class A non-voting shares;

    (h) the material change report of the Company dated April 14, 2004 disclosing the Company's public offering of 19,500,000 Class A non-voting shares; and

    (i) supplementary information, dated October 6, 2004, relating to reconciliation with United States generally accepted accounting principles in respect of the unaudited interim financial statements of the Company for the three and nine month periods ended July 31, 2004 with comparative figures for the corresponding periods in the immediately preceding year.

    ALL DOCUMENTS OF THE TYPE REFERRED TO ABOVE (OTHER THAN ANY CONFIDENTIAL MATERIAL CHANGE REPORTS) FILED BY THE COMPANY PURSUANT TO THE REQUIREMENTS OF APPLICABLE SECURITIES LEGISLATION IN CANADA AND THE UNITED STATES AFTER THE DATE OF THIS PROSPECTUS AND PRIOR TO COMPLETION OR WITHDRAWAL OF THIS OFFERING, WILL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN MEANINGFUL AND MATERIAL INFORMATION RELATING TO THE COMPANY, AND PROSPECTIVE INVESTORS OF SHARES SHOULD REVIEW ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE BEFORE MAKING AN INVESTMENT DECISION.

    ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS OR IN ANY SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF SUCH A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE.

    Copies of documents incorporated herein by reference may be obtained upon request, without charge, from the President of the Company at The Central Group Alberta Limited's Investor Inquiries Office, 55 Broad Leaf Crescent, P.O.
Box 7319, Ancaster, Ontario L9G 3N6, tel: 1-905-648-7878.

                           ELIGIBILITY FOR INVESTMENT

    In the opinion of Fraser Milner Casgrain LLP on behalf of the Company and Cassels Brock & Blackwell LLP on behalf of the Underwriter, the Shares offered hereby will be, on the date of issue, qualified investments under the INCOME
TAX ACT (Canada) (the "Act") for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (collectively, "Plans") and registered education savings plans ("RESPs"), and based in part on a certificate of an officer of the Company as to certain factual matters, will not constitute foreign property for Plans, registered pension funds or any other person subject to Part XI of the Act. RESPs are not subject to the foreign property rules.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    All statements, trend analysis and other information contained in this Prospectus and the documents incorporated herein relative to the Company's assets and trends in revenue and anticipated expense levels, as well as other statements about anticipated future events or results, constitute forward-looking statements. Forward-looking statements often, but not always, are identified by the use of the words such as "seek", "anticipate", "believe", "plan", "estimate", "expect" and "intend" and statements that an event or result "may", "will", "should", "could" or "might" occur or be achieved and other similar expressions. Forward-looking statements are subject to business and economic risks and uncertainties and other factors that could cause actual results of operations to differ materially from those contained in the forward-looking statements. Forward-looking statements are based on estimates and opinions of management at the date the statements are made. Some of these risks, uncertainties and other factors are described in this Prospectus under the heading "Risk Factors". The Company does not undertake any obligation to update forward-looking statements even if circumstances or management's estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.

                                  THE COMPANY

    The Company was incorporated under the laws of the Province of Ontario on November 15, 1961, as an investment holding company. On April 5, 1990, the Company was continued under the laws of the Province of Alberta.

    Central Fund's head office and principal place of business is located at Hallmark Estates, Suite 805, 1323-15th Avenue S.W., Calgary, Alberta, T3C 0X8. Investor inquiries may be directed to The Central Group Alberta Ltd.'s Investor Inquiries Office, P.O. Box 7319, Ancaster, Ontario, L9G 3N6.

                            BUSINESS OF THE COMPANY

    Following incorporation, Central Fund operated as an investment holding company investing mainly in shares and other securities of Canadian issuers, primarily with a view to capital appreciation. In September 1983, Central Fund changed its character to a specialized investment holding company investing almost entirely in pure gold and silver bullion, primarily in international bar form, and continues to operate on this basis.

    The objective of Central Fund is to provide a convenient low-cost investment alternative for investors interested in holding marketable gold and silver related investments. The policy of Central Fund is to invest primarily in long-term holdings of unencumbered, segregated and insured gold and silver bullion and not to actively speculate with regard to short-term changes in gold and silver prices, thereby providing retail and institutional investors with an ability to effectively hold gold and silver bullion without the associated high transactional and handling costs and inconvenience. The investment policies established by the board of directors of the Company require the Company to hold at least 90% of its net assets in gold and silver bullion, which the Company believes to be conservative. As at October 20, 2004, Central Fund's net assets as denominated in U.S. dollars consisted of 52.8% gold bullion, 45.1% silver bullion and 2.1% cash, marketable securities and other working capital amounts.

    Pursuant to an administration agreement dated November 1, 1986, as assigned to it on April 10, 1990 (the "Administration Agreement"), The Central Group Alberta Ltd. (the "Administrator") is responsible for the administration of the business and affairs of Central Fund. The services provided include general market and economic advice with respect to the investment of the assets of the Company in accordance with its investment policies and restrictions, subject to the ultimate approval of the board of directors of Central Fund.

                          SHARE CAPITAL OF THE COMPANY

    The authorized capital of the Company consists of 100,000,000 Class A non-voting shares without nominal or par value and 50,000 common shares without nominal or par value. As at October 20, 2004, there were 79,296,320 Class A non-voting shares and 40,000 common shares outstanding. The rights, privileges, restrictions and conditions attaching to the Class A non-voting shares and the common shares are summarized below.

    CLASS A NON-VOTING SHARES

    NOTICE OF MEETINGS. Holders of Class A non-voting shares are entitled to notice of and to attend all meetings of shareholders. HOLDERS OF CLASS A NON-VOTING SHARES ARE NOT ENTITLED TO VOTE AT ANY MEETINGS OF SHAREHOLDERS OF CENTRAL FUND EXCEPT AS PROVIDED FOR BY LAW AND WITH RESPECT TO THOSE MATTERS SET OUT IN THE ARTICLES OF THE COMPANY, THE MAJORITY OF WHICH ARE DESCRIBED BELOW.

    CERTAIN VOTING RIGHTS. So long as any Class A non-voting shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of at least 66 2/3% of the votes cast at a meeting of the holders of the Class A non-voting shares duly called for that purpose:

    (i) approve any change in the minimum amount of Central Fund's assets which must be invested in gold and silver related investments as required by its articles of incorporation. This minimum amount is currently set at 75% of the market value of the non-cash net assets of the Company;

    (ii) approve any change in the restrictions on the investments which Central Fund is permitted to make;

   (iii) issue more than an additional 10,000 common shares;

    (iv) create any class of shares ranking in preference or priority to the Class A non-voting shares;

    (v) create any class of shares ranking as to dividends in preference to or on a parity with the common shares;

    (vi) consolidate or subdivide the common shares, except where the Class A non-voting shares are consolidated or subdivided on the same basis;

   (vii) reclassify any shares into Class A non-voting shares or common shares;
         or

  (viii) provide to the holders of any other class of shares the right to convert into Class A non-voting shares or common shares.

    In addition, so long as any of the Class A non-voting shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of a majority of the votes cast at a meeting of the holders of the Class A non-voting shares duly called for that purpose, appoint any person, firm or corporation to replace the Administrator (or any duly authorized replacement of the Administrator) or to perform generally the duties and responsibilities of the Administrator under the Administration Agreement.

    DIVIDENDS. The Class A non-voting shares are entitled to receive a preferential non-cumulative dividend of U.S.$0.01 per share per annum and thereafter to participate pro rata in any further dividends with the common shares on a share-for-share basis.

    PURCHASE FOR CANCELLATION OF CLASS A NON-VOTING SHARES. Central Fund may, at any time or times, subject to applicable regulatory requirements, purchase for cancellation in the open market or by invitation for tenders to all holders all or any part of the Class A non-voting shares then outstanding at the market price or lowest tender price per Class A non-voting share, as the case may be.

    RIGHTS ON LIQUIDATION. In the event of liquidation, dissolution or winding-up of Central Fund, the holders of Class A non-voting shares are entitled to receive U.S.$3.00 per share together with any declared and unpaid dividends thereon, calculated to the date of payment before any amount is paid or any assets of Central Fund are distributed to the holders of common shares or any shares ranking junior to the Class A non-voting shares. The holders of Class A non-voting shares are entitled to participate pro rata in any further distributions of the assets of Central Fund with the holders of the then outstanding common shares on a share-for-share basis.

    REDEMPTION. Any holder of Class A non-voting shares is entitled, upon 90 days' notice, to require Central Fund to redeem on the last day of any of Central Fund's fiscal quarters, all or any of the Class A non-voting shares which that person then owns. The retraction price per Class A non-voting share shall be 80% of the net asset value per Class A non-voting share as of the date on which such Class A non-voting shares are redeemed. The articles of Central Fund provide for the suspension of redemptions during specified unusual circumstances such as suspensions of normal trading on certain stock exchanges or the London bullion market or to comply with applicable laws and regulations.

    COMMON SHARES

    The common shares entitle the holders to one vote per share at all annual and general meetings of the shareholders. The rights of common shares in respect of dividends and upon liquidation rank secondary to those of the Class A non-voting shares as described above.

    Certain of the holders of a majority of the common shares have previously agreed that none of them may transfer their common shares unless: (1) as a condition of the completion of such transfer, the transferee agrees to be bound by similar terms; or (2) there has been obtained the prior approval of the board of directors of Central Fund (excluding any directors who are holders or nominees of holders of more than 200 common shares). The same holders of common shares as a group may not transfer their common shares without the prior approval of the board of directors as described above.

                              PLAN OF DISTRIBUTION

    Under an agreement (the "Underwriting Agreement"), dated October 22, 2004, between the Company and the Underwriter, the Company has agreed to issue and sell, and the Underwriter has agreed to purchase, on November 3, 2004 or on such other date as may be agreed, but in any event not later than November 30, 2004, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, 15,000,000 Shares at a price of U.S.$5.66 per Share for an aggregate price of U.S.$84,900,000, payable in cash to the Company against delivery of a certificate or certificates representing such Shares. The Underwriter and its registered broker-dealer affiliate in the United States will act as book-running managers in connection with the Offering. The Underwriting Agreement provides that the Company will pay to the Underwriter a fee of U.S.$3,396,000 in consideration of services rendered by the Underwriter in connection with the Offering. For Shares sold in the United States, the price per Share is payable in U.S. dollars. For Shares sold in Canada, the price per Share and amounts related to the Offering are payable in Canadian dollars at the Canadian dollar equivalent to such amounts based on a prevailing U.S.-Canadian dollar exchange rate as of the date of the pricing of the Offering.

    The offering price of the Shares was determined by negotiation between the Company and the Underwriter, and in the context of the market.

    The Company granted to the Underwriter an option (the "Option"), which Option was exercised in full on October 22, 2004, to purchase 2,000,000 Class A non-voting shares (the "Optioned Shares", which, together with the Shares, are collectively referred to in this short form prospectus as the "Shares"). The Option was exercised in full and, therefore, this short form prospectus qualifies the grant of the Option and the distribution of the Optioned Shares.

    The Company has agreed that, for a period of 90 days following the closing of this Offering, it will not sell, offer to sell, announce any intention to sell or enter into any agreement to sell any equity securities of the Company or any other securities convertible into equity securities of the Company (except in connection with currently outstanding employee and director compensation securities or similar liabilities and outstanding instruments or contractual commitments), without the prior written consent of the Underwriter, acting reasonably.

    The Underwriter is not registered as a broker-dealer under section 15 of the United States SECURITIES EXCHANGE ACT OF 1934, as amended (the "Exchange Act"), and has agreed that, in connection with the Offering and subject to certain exceptions, it will not offer or sell any Shares in, or to persons who are nationals or residents of, the United States other than through its United States registered broker-dealer affiliate.

    The Offering is being made concurrently in all the provinces and territories of Canada (other than the Province of Quebec) and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Underwriter may offer the Shares outside Canada and the United States.

    The obligations of the Underwriter under the Underwriting Agreement may be terminated upon the occurrence of certain stated events, including any major financial occurrence of national or international consequence which seriously adversely affects the financial markets. The Underwriter is however obligated to take up and pay for all of the securities if any of the securities are purchased under the Underwriting Agreement.

    Pursuant to policy statements of the Ontario Securities Commission, the Underwriter may not, throughout the period of distribution under this prospectus, bid for or purchase Shares. This restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. In connection with this distribution, the Underwriter may effect transactions which stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

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    The Underwriter, acting pursuant to Regulation M promulgated by the SEC, may engage in transactions, including stabilizing bids or syndicate covering transactions, that may have the effect of stabilizing or maintaining the market price of the Shares at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Shares on behalf of the Underwriter for the purpose of fixing or maintaining the price of Class A non-voting shares. A "syndicate covering transaction" is a bid for the purchase of Shares on behalf of the Underwriter to reduce a short position incurred by the Underwriter in connection with the Offering. The Underwriter has advised Central Fund that stabilizing bids and open market purchases may be effected on the Amex, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    The Company has agreed to indemnify the Underwriter against certain liabilities under the United States SECURITIES ACT OF 1933, as amended, and applicable Canadian securities legislation or to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

    The issuer has applied to list the securities distributed under this short form prospectus on each of the TSX and the Amex. The TSX has conditionally approved the listing of these securities. Listing on the TSX is subject to the Company fulfilling all of the requirements of the TSX on or before January 21, 2005. Listing on the AMEX will be subject to the issuer fulfilling all the listing requirements of the Amex.

                                USE OF PROCEEDS

    The estimated net proceeds from this Offering, after deducting fees payable to the Underwriter and the estimated expenses of the Offering, will be approximately U.S.$80,904,000. The Company will use substantially all of such net proceeds of this Offering to purchase gold and silver bullion in a ratio of approximately 50 ounces of silver for every one fine ounce of gold, in keeping with the investment policies established by the board of directors of the Company. The balance of the net proceeds will be used by the Company for general corporate purposes.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Fraser Milner Casgrain LLP, counsel to the Company, and Cassels Brock & Blackwell LLP, counsel to the Underwriter, the following is a summary as at the date hereof of the principal Canadian federal income tax considerations generally applicable to a person who will acquire Class A non-voting shares, and who at all relevant times, within the meaning of the Act, deals at arm's length with, and is not affiliated with the Company and holds the Class A non-voting shares as capital property. The Class A non-voting shares will generally be considered to be capital property to a holder unless the holder either holds such Class A non-voting shares in the course of carrying on a business or has acquired such Class A non-voting shares in a transaction or transactions considered to be an adventure in the nature of trade. In particular, this summary is not applicable to holders (i) who are "principal-business corporations" within the meaning of subsection 66(15) of the Act, (ii) who are "financial institutions" as defined in the Act for purposes of the mark-to-market provisions of the Act, (iii) who are "specified financial institutions" for purposes of the Act, or (iv) who have an interest in which is a "tax shelter investment" within the meaning of section 143.2 of the Act.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

    This summary is based upon the facts set out in this short form prospectus, and an officer's certificate provided to counsel by the Company, the provisions of the Act in force on the date hereof, the regulations enacted pursuant thereto, all specific proposals to amend the Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative practices of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action or changes in the administrative practices of the Canada Revenue Agency, nor does it take into account or consider any provincial, territorial or foreign income tax legislation or considerations.

    For the purposes of the Act, all amounts relating to the acquisition, holding or disposition of Class A non-voting shares, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a holder's liability for tax under the Act, any cash amounts received by a holder in United States dollars must be converted into the Canadian dollar equivalent at the time such amounts are received, and the amount of any non-cash consideration received by a holder must be expressed in Canadian dollars at the time such consideration is received.

    TAX STATUS OF THE COMPANY

    Based upon a certificate of an officer of the Company provided to counsel, the Company is a "mutual fund corporation" as defined in the Act. The Company has advised counsel that it intends to continue to qualify as a mutual fund corporation throughout each taxation year in which Class A non-voting shares remain outstanding.

    SHAREHOLDERS RESIDENT IN CANADA

    The following portion of this summary is applicable to a holder of Class A non-voting shares who, for the purposes of the Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom a Class A non-voting share might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Act.

    ACQUISITION OF CLASS A NON-VOTING SHARES

    The cost of Class A non-voting shares to a holder must be averaged with the adjusted cost base of all Class A non-voting shares held by that holder for the purposes of calculating taxable capital gains or allowable capital losses on subsequent dispositions of Class A non-voting shares.

    DIVIDENDS

    Dividends (including deemed dividends) received on the Class A non-voting shares will be included in computing the recipient's income for tax purposes. Such dividends received by an individual will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

    A holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends when calculating its taxable income under the Act. A shareholder that is a "private corporation", as defined in the Act, or a "subject corporation", as defined in the Act, may be liable under Part IV of the Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Class A non-voting shares to the extent that such dividends are deductible in computing the holder's taxable income.

    Provided appropriate elections are made by the Company, "capital gains dividends" on Class A non-voting shares received by a holder will be taxable as a capital gain of the holder and not as a dividend.

    The Company has historically paid only nominal dividends on Class A non-voting shares.

    DISPOSITION OF CLASS A NON-VOTING SHARES

    A holder who disposes of or is deemed to dispose of Class A non-voting shares (either on redemption by the Company or otherwise) will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) the adjusted cost base of such Class A non-voting shares to the holder thereof plus any reasonable costs of disposition. If the holder of Class A non-voting shares is a corporation, any capital loss realized may be reduced by the amount of any dividends, including deemed dividends, which have been previously received on such shares to the extent and under the circumstances specified in the Act. Similar rules may apply where the corporation is a member of a partnership or beneficiary of a trust that owns Class A non-voting shares. Similar rules may also apply where a partnership or trust is a member of a partnership or a

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beneficiary of a trust that owns Class A non-voting shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

    Generally, one-half of any such capital gain ("taxable capital gain") will be included in computing the holder's income as a taxable capital gain and one-half of any such loss ("allowable capital loss") may be deducted from his or her taxable capital gains in accordance with the rules contained in the Act. Allowable capital losses in excess of taxable capital gains of the holder for that year may generally be carried back three years and carried forward indefinitely for deduction against taxable capital gains realized in those years to the extent and under the circumstances specified in the Act.

    Individuals and certain trusts are subject to an alternative minimum tax under the Act. Such a liability may arise because of realized capital gains (including capital gain dividends received).

    A holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

    SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of this summary is applicable to a holder of Class A non-voting shares who, for the purposes of the Act and any applicable income tax treaty or convention, is not resident nor deemed to be resident in Canada at all relevant times and does not use or hold, and is not deemed to use or hold, Class A non-voting shares in connection with carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

    DIVIDENDS

    Dividends paid or credited and deemed to be paid or credited on the Class A non-voting shares to non-residents of Canada will be subject to a non-resident withholding tax under the Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. For example, for a holder who is a resident of the United States, within the meaning of the Canada-U.S. Income Tax Convention, the rate of such withholding tax is generally reduced to 15% (5% if the beneficial owner of the dividend is a company which owns at least 10% of the voting stock of the Company). It should be noted that it is the position of the Canada Revenue Agency that LLCs are generally not considered to be a resident of the United States within the meaning of the Canada-U.S. Income Tax Convention.

    Capital gains dividends will not be subject to such withholding tax. As discussed above under "Shareholders Resident in Canada -- Dividends" the Company has advised counsel that it intends to make the appropriate elections as necessary.

    On September 16, 2004, the Minister of Finance (Canada) released draft amendments to the provisions of the Act that would impose a withholding tax on the payment of capital gains dividends to a non-resident of Canada by a mutual fund corporation that has realized capital gains on the disposition of "taxable Canadian property". Based on a certificate of an officer of the Company that the Company does not currently hold, nor does it intend to hold, taxable Canadian property, counsel are of the opinion that these amendments will not apply to dividends paid to a non-resident holder of Class A non-voting shares.

    DISPOSITIONS OF CLASS A NON-VOTING SHARES

    A non-resident holder of Class A non-voting shares will not be subject to tax under the Act on any capital gain realized on a disposition of Class A non-voting shares unless such Class A non-voting shares constitute "taxable Canadian property" to the holder. A non-resident holder's capital gain (or capital loss) in respect of Class A non-voting shares that constitute taxable Canadian property will be equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Class A non-voting shares to the non-resident holder plus any reasonable costs of disposition. In general, the non-resident holder will be required to include one-half of any resulting capital gain (a "taxable capital gain") in income, and will be entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition from the disposition of taxable Canadian property. However, capital losses arising from the disposition of "treaty protected property" may not be taken into account in computing taxable income of a non-resident holder. "Treaty protected property" includes property where any income or gain of a holder from the disposition of such property in the year could, under an applicable income tax treaty or convention, be exempt from Canadian tax.

    A Class A non-voting share will constitute taxable Canadian property to a non-resident holder if, at any time during the five-year period immediately preceding the disposition, the non-resident, either alone or together with persons with whom the non-resident did not deal at arm's length, owned 25% or more of the shares of any class or series of the Company. The Class A non-voting shares may also be taxable Canadian property in certain other circumstances, including where the holder elected to have them treated as taxable Canadian property upon ceasing to be a resident of Canada. Even if the Class A non-voting shares are taxable Canadian property to a non-resident, any capital gain realized upon the disposition may be exempt from tax under the Act pursuant to the provisions of an applicable income tax treaty or convention to which Canada is a party.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Dorsey & Whitney LLP, counsel to the Company, the following is a summary of certain United States federal income tax considerations relevant to United States persons (as defined below) that acquire Class A non-voting shares pursuant to this Offering. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as amended, Treasury regulations promulgated thereunder, judicial decisions, and the Internal Revenue Service's current administrative rules, practices and interpretations of law, all as in effect on the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect. This summary also takes into account proposed Treasury regulations regarding passive foreign investment companies, which are not currently in effect but would purport to apply on a retroactive basis (the "Proposed Regulations"). There can be no assurance as to whether, when or in what form the Proposed Regulations will be adopted as final Treasury regulations. For purposes of this summary, a "United States Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if: (a) a court within the United States is able to exercise primary supervision over the administration of such trust, and (b) one or more United States Persons have the authority to control all substantial decisions of such trust.

    This summary is only a general discussion and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor. In addition, this summary does not discuss all aspects of United States federal income taxation that may be relevant to a United States Person in light of such person's particular circumstances, including certain United States Persons that may be subject to special treatment under the Code (for example, persons
(i) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts; (ii) that are financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or brokers, dealers or traders in securities; (iii) that are subject to the alternative minimum tax provisions of the Code; or (iv) that own Class A non-voting shares as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one position), United States Persons that also own common shares and United States Persons that hold Class A non-voting shares other than as capital assets. Moreover, this summary does not include any discussion of state, local or foreign income or other tax consequences.

    THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE CLASS A NON-VOTING SHARES IS VERY COMPLEX, UNCERTAIN AND, IN SOME CASES, POTENTIALLY UNFAVORABLE TO UNITED STATES PERSONS. ACCORDINGLY, EACH UNITED STATES PERSON WHO ACQUIRES CLASS A NON-VOTING SHARES UNDER THIS PROSPECTUS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF CLASS A NON-VOTING SHARES, WITH SPECIFIC REFERENCE TO SUCH PERSON'S PARTICULAR FACTS AND CIRCUMSTANCES.

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    SALE OR DISPOSITION OF CLASS A NON-VOTING SHARES

    Because the Company is a "passive foreign investment company", special complex rules apply to sales or other dispositions of Class A non-voting shares. See "Passive Foreign Investment Company Treatment", below. Each United States Person is strongly urged to consult his or her own tax advisor with respect to such rules.

    PASSIVE FOREIGN INVESTMENT COMPANY TREATMENT

    The Company has been, and expects to continue to be, a "passive foreign investment company" for United States federal income tax purposes. The tax rules generally applicable to passive foreign investment companies are very complex and, in many cases, uncertain.

    If a United States Person holding Class A non-voting shares is treated under these rules as owning stock of a passive foreign investment company, any gain recognized by such person upon a sale or other disposition of Class A non-voting shares may be ordinary (rather than capital), and any resulting United States federal income tax may be increased by an interest charge, as discussed further below. In addition, as discussed below, a "qualified electing fund" ("QEF") election may not be available with respect to the Class A non-voting shares if the Company fails to provide certain information, and accordingly, any gain recognized upon a sale or other disposition of Class A non-voting shares may be ordinary (rather than capital) and may be subject to the interest charge rules, notwithstanding that such person had a QEF election in effect with respect to the Company for his or her entire holding period.

    The tax consequences to a United States Person who owns, directly or, in certain cases, indirectly, Class A non-voting shares depend on whether or not a QEF election or a mark-to-market election ("mark-to-market election") is made by such person with respect to the Company.

    QEF ELECTION

    A United States Person that owns Class A non-voting shares may elect, provided that the Company provides such person with certain information, to have the Company treated, with respect to that person, as a QEF. A QEF election must be made by a shareholder before the due date (with regard to extensions) for such person's tax return for the taxable year for which the election is made and, once made, will be effective for all subsequent taxable years of such person unless revoked with the consent of the Internal Revenue Service. (A United States Person who makes a QEF election with respect to the Company is referred to herein as an "Electing Shareholder".) THE COMPANY NOW MAKES, AND INTENDS TO CONTINUE TO MAKE, AVAILABLE TO HOLDERS OF CLASS A NON-VOTING SHARES THE ANNUAL STATEMENT CURRENTLY REQUIRED BY THE INTERNAL REVENUE SERVICE, WHICH WILL INCLUDE INFORMATION AS TO THE ALLOCATION OF THE COMPANY'S ORDINARY EARNINGS AND NET CAPITAL GAIN AMONG THE CLASS A NON-VOTING SHARES AND AS TO DISTRIBUTIONS ON SUCH CLASS A NON-VOTING SHARES. SUCH STATEMENT MAY BE USED BY ELECTING SHAREHOLDERS FOR PURPOSES OF COMPLYING WITH THE REPORTING REQUIREMENTS APPLICABLE TO THE QEF ELECTION.

    So long as an Electing Shareholder's QEF election is in effect with respect to the entire holding period for his Class A non-voting shares, any gain or loss realized by such shareholder on the disposition of such Class A non-voting shares held as capital assets ordinarily would be a capital gain or loss. Such capital gain or loss ordinarily would be long-term if such Electing Shareholder had held the Class A non-voting shares for more than 12 months at the time of the disposition. For non-corporate United States persons, long-term capital gain is generally subject to a maximum federal income tax rate of 15%. Gain from the disposition of collectibles such as gold or silver, however, is subject to a maximum rate of 28%. The Internal Revenue Service has authority to issue Treasury regulations applying the 28% rate to a gain from the sale of an interest in a passive foreign investment company with respect to which a QEF election is in effect to the extent that such gain is attributable to unrealized appreciation of collectibles held by such passive foreign investment company. As no such Treasury regulations have as yet been issued, the 15% maximum rate currently should apply to long-term capital gains from the disposition of Class A non-voting shares by an Electing Shareholder. There can be no assurance, however, as to whether, when or with what effective date any such Treasury regulations may be issued, or

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whether any such Treasury regulations would subject long-term capital gains realized by an Electing Shareholder from the disposition of Class A non-voting shares to the 28% maximum rate.

    Under Section 1291(d)(2)(A) of the Code, a United States Person holding shares with respect to which a QEF election is not in effect for the entire holding period may avoid the adverse ordinary income and interest charge consequences described above upon any subsequent disposition of such shares if such person elects to recognize any gain in such shares as of the first day in the first year that the QEF election applies to such shares (a "deemed sale" election). Any gain so recognized, however, would be subject to the ordinary income and interest charge consequences. Although a deemed sale election ordinarily must be made for the year in which a QEF election is made, such election should be available with respect to Class A non-voting shares even if the Electing Shareholder had a QEF election in effect with respect to the Company for a prior year, and should apply only to such Class A non-voting shares (and not to other Class A non-voting shares held by such shareholder). There is no authority regarding the availability or effect of a deemed sale election in these circumstances, however, and each Electing Shareholder is strongly urged to consult his or her own tax advisor.

    An Electing Shareholder will be required to include currently in gross income his, her or its pro rata share of the Company's annual ordinary earnings and annual net capital gains. Such inclusion will be required whether or not such shareholder owns Class A non-voting shares for an entire year or at the end of the Company's taxable year. The amount so includable will be determined without regard to the amount of cash distributions, if any, received from the Company. Electing Shareholders will be required to pay tax currently on such imputed income, unless, as described below, an election is made to defer such payment. Under these rules, in the event that the Company disposes of all or a portion of its gold or silver holdings, including dispositions in the course of varying its mix between gold and silver, Electing Shareholders could realize substantial imputed income, even in the absence of any cash distributions. Historically, the Company has declared and paid a cash dividend of U.S.$0.01 per share (prior to 1996, Cdn.$0.01 per share) on its outstanding Class A non-voting shares.

    The amount currently included in income will be treated as ordinary income to the extent of the Electing Shareholder's allocable share of the Company's ordinary earnings and generally will be treated as long-term capital gain to the extent of such shareholder's allocable share of the Company's net capital gains. Such net capital gains ordinarily would be subject to a maximum 15% United States federal income tax rate in the case of non-corporate United States persons, unless the Company elects to treat the entire amount of its net capital gain as ordinary income.

    If an Electing Shareholder demonstrates to the satisfaction of the Internal Revenue Service that amounts actually distributed to him have been previously included in income as described above by such shareholder or a previous United States shareholder, such distributions generally will not be taxable. An Electing Shareholder's tax basis in his or her Class A non-voting shares will be increased by any amounts currently included in income under the QEF rules and will be decreased by any subsequent distributions from the Company that are treated as non-taxable distributions pursuant to the preceding sentence. For purposes of determining the amounts includable in income by Electing Shareholders, the tax bases of the Company's assets, and the ordinary earnings and net capital gains of the Company, will be computed on the basis of United States federal income tax principles. Accordingly, it is anticipated that such tax bases, and such ordinary earnings and net capital gains may differ from the figures set forth in the Company's financial statements (including those incorporated by reference herein).

    In the event that an Electing Shareholder would be required to include in gross income for United States federal income tax purposes his or her pro rata share of the Company's ordinary earnings and net capital gains for any taxable year of the Company under the passive foreign investment company provisions, then it is the intention of the Company to distribute to holders of record of Class A non-voting shares and common shares as of the last day of such taxable year (currently October 31) an aggregate amount of dividends (including the stated dividends on the Class A non-voting shares) such that the amount of dividends payable to a United States Person who holds Class A non-voting shares for the entire taxable year of the Company will be at least equal to the product of (a) the Company's ordinary earnings and net capital gains (as computed for United States federal income tax purposes) for such taxable year allocable to such person and (b) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. Any such dividends (other than certain capital gains dividends) to non-residents of Canada will be subject to

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Canadian withholding tax. See "Canadian Federal Income Tax
Considerations -- Shareholders Not Resident in Canada". Because such dividends may be subject to Canadian withholding tax and because the amount of such dividends will be determined without reference to possible state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate shareholders, such dividends may not provide Electing Shareholders with sufficient cash to pay their tax liabilities arising from imputed income in respect of the Company's ordinary earnings and net capital gains under the QEF rules.

    An Electing Shareholder may elect to defer, until the occurrence of certain events, payment of the United States federal income tax attributable to amounts includable in income for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.

    Under temporary Treasury regulations, an individual is required to include in income his or her proportionate share of the investment expenses of certain "pass-through" entities. It is not clear under such Treasury regulations whether a passive foreign investment company for which a QEF election is in effect may be treated as a "pass-through" entity. If these provisions were to apply to the Company, each individual Electing Shareholder would be required to include in income an amount equal to a portion of the Company's investment expenses and would be permitted an offsetting deduction (if otherwise allowable under the Code) to the extent that the amount of such expenses included in income, plus certain other miscellaneous itemized deductions of such shareholder, exceed 2% of such shareholder's adjusted gross income.

    MARK-TO-MARKET ELECTION

    A United States Person generally may make a mark-to-market election with respect to shares of "marketable stock" of a passive foreign investment company. Under the Code and Treasury regulations, the term "marketable stock" includes stock of a passive foreign investment company that is "regularly traded" on a "qualified exchange or other market". Generally, a "qualified exchange or other market" means (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to Section 11A of the Securities Exchange Act of 1934 or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced; and (b) the rules of the exchange ensure active trading of listed stocks. A class of stock is "regularly traded" on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. Based upon the foregoing, the Company expects that the Class A non-voting shares will be "marketable stock" for such purposes.

    As a result of such an election, a United States Person would generally be required to report gain or loss annually to the extent of the difference between the fair market value of the shares at the end of the taxable year and the adjusted tax basis of the shares at that time. Any gain under this computation, and any gain on an actual disposition of the passive foreign investment company shares, would be treated as ordinary income. Any loss under this computation and any loss on an actual disposition would be treated as an ordinary loss to the extent of the cumulative net mark-to-market gain and thereafter would be considered capital loss. The United States Person's tax basis in the shares is adjusted for any gain or loss taken into account under the mark-to-market election.

    Unless either (i) the mark-to-market election is made as of the beginning of the United States Person's holding period for the passive foreign investment company shares or (ii) a QEF election has been in effect for such person's entire holding period, any mark-to-market gain for the election year generally will be subject to the rules applicable to dispositions by non-Electing Shareholders described below.

    NON-ELECTING SHAREHOLDERS

    If a QEF election is not made by a United States Person, or is not in effect with respect to the entire period that such person holds (or is treating as holding) his or her Class A non-voting shares, then, unless such person has made the mark-to-market election as described above, any gain on his or her sale or other disposition of Class A non-voting shares (directly or, in certain circumstances, indirectly) generally will be treated as ordinary income realized pro rata over such holding period for such Shares.

    A United States Person will be required to include as ordinary income in the year of disposition the portion of the gain attributed to such year. In addition, such person's United States federal income tax for the year of disposition will be increased by the sum of (i) the tax computed by using the highest statutory rate applicable to such person for each year (without regard to other income or expenses of such person) on the portion of the gain attributed to years prior to the year of disposition plus (ii) interest on the tax determined under clause (i), at the rate applicable to underpayments of tax, from the due date of the return (without regard to extensions) for each year described in clause (i) to the due date of the return (without regard to extensions) for the year of disposition. Under the Proposed Regulations, a "disposition" may include, under certain circumstances, transfers at death, gifts, pledges and other transactions with respect to which gain ordinarily is not recognized. Under certain circumstances, the adjustment generally made to the tax basis of property held by a decedent may not apply to the tax basis of Class A non-voting shares if a QEF election was not in effect for the deceased United States Person's entire holding period. Rules similar to those applicable to dispositions generally apply to excess distributions in respect of a Class A non-voting share (i.e., distributions that exceed 125% of the average amount of distributions in respect of such Class A non-voting share received during the preceding three years or, if shorter, during the United States Person's holding period prior to the distribution year). Any loss realized by a non-Electing Shareholder on the disposition of Class A non-voting shares held as a capital asset ordinarily will be capital loss.

    TREATMENT OF CERTAIN DISTRIBUTIONS

    To the extent that a distribution paid on a Class A non-voting share to a United States Person is not an "excess distribution" received by a non-Electing Shareholder, and is not treated as a non-taxable distribution paid from earnings previously included in income by an Electing Shareholder under the QEF rules, such distribution (including amounts withheld in respect of Canadian federal income tax) will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits (as computed for United States federal income tax purposes) and, to the extent the distribution exceeds such earnings and profits, generally will be treated as a non-taxable return of capital to the extent of the tax basis of the Class A non-voting share and then as gain from the sale or exchange of the Class A non-voting share. Dividends on the Class A non-voting shares will not be eligible for the maximum 15% United States federal income tax rate generally applicable to dividends paid by a "qualified foreign corporation" to non-corporate United States persons if the Company qualifies as a passive foreign investment company for its taxable year during which it pays a dividend on the Class A non-voting shares, or for its immediately preceding taxable year. In addition, dividends on the Class A non-voting shares generally will not be eligible for the deduction for dividends received by corporations.

    CANADIAN WITHHOLDING TAXES

    Subject to complex limitations set forth in the Code and the United States-Canada Income Tax Convention, shareholders who are United States Persons may be entitled to claim a credit against their United States federal income tax liability for Canadian federal income tax withheld from dividends on the Class A non-voting shares. Among other things, any dividends or inclusions under the passive foreign investment company rules for a year in which more than 50% of the total voting power or value of the Company's shares is owned by United States Persons may be treated in part as United States source income under
Section 904(g) of the Code. Taxpayers who do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    United States information reporting requirements and backup withholding tax generally will apply to certain non-corporate holders of Class A non-voting shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, Class A non-voting shares by a paying agent within the United States to a holder of Class A non-voting shares (other than an "exempt recipient," which includes non-U.S. shareholders that provide an appropriate certification and certain other persons). A paying agent or other intermediary within the United States will be required to withhold at a rate of 28% on any payment of proceeds from the sale or redemption of Class A non-voting shares within the United States to a United States shareholder (other than a corporation or an "exempt recipient") if such shareholder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements. Any amounts withheld under the backup withholding rules from a payment to a United States shareholder generally may be refunded (or credited against such United States shareholder's U.S. federal income tax liability, if any) provided the required information is furnished to the Internal Revenue Service. United States shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a United States shareholder, the amount of dividends paid with respect to such Class A non-voting shares will be reported annually to the Internal Revenue Service and such United States shareholder.

    A United States Person must report certain transfers of cash to foreign corporations if: (i) immediately after the transfer, such person holds directly, or indirectly or by attribution at least 10% of the total voting power or the total value of the foreign corporation; or (ii) the amount of cash transferred by such person or any related person to such foreign corporation during the 12-month period ending on the date of the transfer exceeds U.S.$100,000.

                        ERISA AND RELATED CONSIDERATIONS

    The Employee Retirement Income Security Act of 1974 ("ERISA") and/or
section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

    In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risk factors discussed below and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (3) the Plan's funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

    A regulation issued under ERISA (the "Plan Assets Regulation") contains rules for determining when an investment by a Plan in an equity interest of a pooled investment vehicle such as the Company (an "Investment Fund") will result in the underlying assets of the Investment Fund being deemed to constitute plan assets. Those rules provide that assets of the Investment Fund will not be deemed to constitute plan assets of a Plan which purchases an equity interest in the Investment Fund if certain exceptions apply, including that the equity interest purchased is a "publicly-offered security" (the "Publicly-Offered Security Exception").

    The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) "freely transferable," (2) part of a class of securities that is "widely held" and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Plan Assets Regulation states that the determination of whether a security is "freely transferable" is to be made based on all relevant facts and circumstances; there are no transfer restrictions applicable to the Shares. Under the Plan Assets Regulation, a class of securities is "widely held" only if it is of a class of securities owned by 100 or more investors independent of the issuer and of each other. A class of securities will not fail to be widely held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the issuer's control.

    It is anticipated that the Publicly-Offered Security Exception will be satisfied with respect to the Shares. Shares are being sold only as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, and the Shares will be registered under the Securities Exchange Act of 1934. Also, the Shares are freely transferable. Finally, it is anticipated that immediately after the Offering, the Shares will be owned by substantially in excess of 100 investors independent of the Company as well as of each other.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

    The Company is governed by the BUSINESS CORPORATIONS ACT (Alberta). All of the Company's assets are located outside of the United States, and all of its directors and officers, as well as the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

    In addition, there is some doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

                                  RISK FACTORS

    The following are certain factors relating to the business of the Company which prospective investors should consider carefully before deciding whether to purchase Shares.

    GOLD AND SILVER PRICE VOLATILITY

    Central Fund's business almost entirely involves investing in pure gold and silver bullion. Therefore, the principal factors affecting the price of the Shares, are factors which affect the price of gold and silver, and which are beyond the Company's control. However, the Company believes that such factors have a lesser impact on the shares of Central Fund than on shares of gold producers as gold producers have considerable inherent operational risks, resulting in more volatile share prices of such producers. Central Fund's net assets are denominated in U.S. dollars. As at October 20, 2004, the Company's assets were made up of 52.8% gold bullion, 45.1% silver bullion and 2.1% cash, marketable securities and other working capital amounts.

    The Company does not engage in any leasing, lending or hedging activities involving these assets, so the value of the Shares will depend on, and typically fluctuate with, the price fluctuations of such assets.

    The market prices of gold and silver bullion may be affected by a variety of unpredictable international economic, monetary and political considerations.

    Macroeconomic considerations include: expectations of future rates of inflation; the strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted, and other currencies; interest rates; and global or regional political or economic events (including banking crises).

    Political factors, including international conflicts, may also affect gold and silver prices. For example, the largest producer of gold bullion is South Africa. In addition to changes in production costs, shifts in political and economic conditions affecting this country may have a direct impact on its sales of gold. South Africa depends on gold sales for a significant portion of its foreign exchange necessary to finance its imports and its sales policy is necessarily subject to national economic and political developments. In addition, a number of eastern European and Central Asian countries have encountered severe economic conditions. Some of these countries, through their Central banks, have been active in sales in the gold market as a result of their need for foreign exchange. Similarly, Australia, Canada and certain western European countries have also been net sellers of portions of their gold bullion reserves in recent years. While announcements have been made in respect of bullion reserves sales by several Central banks of European and other countries, there can be no assurance that their stated intentions in respect of net sales will not change in the future.

    PRICE VOLATILITY OF NON-GOLD AND SILVER ASSETS AND OTHER COMMODITIES

    To the extent that the Company holds a nominal amount of securities of issuers in the precious metals industry, the value of such securities can also be affected by the same types of economic and political considerations.

    In addition, Central Fund's business may also be affected to a lesser extent by the price of other commodities which may be viewed by investors as competitively priced or as an alternative to investing in gold and silver related investments.

    UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The Company is a "passive foreign investment company" for United States federal tax purposes. Under the passive foreign investment company rules, the tax treatment of the Class A non-voting shares is very complex, uncertain and, in some cases, potentially unfavorable to United States Persons. See "United States Federal Income Tax Considerations". EACH UNITED STATES PERSON THAT ACQUIRES CLASS A SHARES, WHETHER FROM THE CORPORATION OR IN THE MARKET, IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR.

                                 LEGAL MATTERS

    Certain legal matters in connection with this Offering will be passed upon by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP on behalf of the Company and by Cassels Brock & Blackwell LLP and Shearman & Sterling LLP on behalf of the Underwriter. John S. Elder, Q.C., a partner of Fraser Milner Casgrain LLP, is an officer and director of the Company.

    As at October 20, 2004, the partners and associates of each of the firms mentioned above, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Class A non-voting shares and common shares of the Company.

                    AUDITORS, TRANSFER AGENTS AND REGISTRARS

    Central Fund's auditors are Ernst & Young LLP, Chartered Accountants, Toronto, Ontario.

    The registrar and transfer agent for the Class A non-voting shares of the Company in Canada is CIBC Mellon Trust Company at its principal offices in Calgary, Montreal, Toronto and Vancouver. The registrar and transfer agent for the Class A non-voting shares of the Company in the United States is Mellon Investor Services LLC at its principal office in New York.

                          PURCHASERS' STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. Purchasers should refer to any applicable provisions of the securities legislation of their provinces or territories, as the case may be, for the particulars of these rights or consult with a legal advisor.

                                    EXPERTS

    The audited financial statements incorporated by reference in this Prospectus and included in the U.S. registration statement of which this Prospectus forms a part, have been included in reliance upon the report of Ernst & Young LLP, Chartered Accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

           DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

    The following documents have been filed with the SEC as part of the U.S. registration statement of which this Prospectus forms a part: (i) the documents referred to under "Documents Incorporated by Reference"; (ii) the Underwriting Agreement; (iii) consent of Ernst & Young LLP; (iv) consent of Fraser Milner Casgrain LLP; (v) consent of Cassels Brock & Blackwell LLP;
(vi) consent of Dorsey & Whitney LLP; and (vii) powers of attorney from directors and officers of the Company.

                           CERTIFICATE OF THE COMPANY

Dated: October 28, 2004

    This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces and territories of Canada, other than the Province of Quebec.

          (Signed) J.C. STEFAN SPICER                     (Signed) CATHERINE A. SPACKMAN
     President and Chief Executive Officer                   Chief Financial Officer

                               On behalf of the Board of Directors

           (Signed) PHILIP M. SPICER                          (Signed) JOHN S. ELDER
                    Director                                         Director

                         CERTIFICATE OF THE UNDERWRITER

Dated: October 28, 2004

    To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces and territories of Canada, other than the Province of Quebec.

                            CIBC WORLD MARKETS INC.

                          By: (Signed) DAVID A. SCOTT

                                     PART II

                   INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

INDEMNIFICATION

         The laws of Alberta and the Registrant's Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

         Section 124 of the Alberta Business Corporation Act (the "ABCA") provides as follows:

          (1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

                  (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

          (2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsections (1)(a) and (b).

          (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

                 (a) was substantially successful on the merits in the person's defense of the action or proceeding,

                 (b)  fulfills the conditions set out in subsection (1)(a) and
              (b), and

                 (c)  is fairly and reasonably entitled to indemnity.

          (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

                 (a) in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

                 (b) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

          (5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

          (6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

         For the purposes of Section 124, "Court" means the Court of Queen's Bench of Alberta.

         The Bylaws of the Registrant provide that, subject to the limitations contained in the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

                 (a) he acted honestly and in good faith with a view to the best interests of the Registrant; and

                 (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

         The following exhibits have been filed as part of the Registration
Statement:

EXHIBIT          DESCRIPTION
-------          -----------
3.1              Form of Underwriting Agreement (filed herewith)

4.1              Annual Information Form of the Registrant dated March 1, 2004
                 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2003, filed on March 19, 2004)

4.2              Management Information Circular of the Registrant dated
                 January 9, 2004 in connection with the Company's annual meeting of shareholders on February 23, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on January 22, 2004)

4.3              Audited financial statements of the Registrant as at October
                 31, 2003 and 2002 and for each of the years in the three year period ended October 31, 2003 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2003 and 2002 and the statements of loss, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2003
                 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2003, filed on March 19, 2004)

4.4 Management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2003
                 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2003, filed on March 19, 2004)

4.5 Unaudited interim financial statements of the Registrant as at January 31, 2004 for the three months ended January 31, 2004
                 (incorporated by reference to the Registrant's Form 6-K, filed on March 18, 2004)

4.6 Management's discussion and analysis of financial condition and results of operations for the interim period ended January 31, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on March 18, 2004)

4.7 Press Release dated April 8, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on April 13, 2004)

4.8 Unaudited interim financial statements of the Registrant as at April 30, 2004 for the three and six months ended April 30, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on June 10, 2004)

4.9 Management's discussion and analysis of financial condition and results of operations for the interim period ended
                 April 30, 2004 (incorporated by reference to the Registrant's
                 Form 6-K, filed on June 10, 2004)

4.10 Unaudited interim financial statements of the Registrant as at July 31, 2004 for the three and nine months ended July 31, 2004 and 2003 (incorporated by reference to the Registrant's
                 Form 6-K, filed on September 2, 2004)

4.11 Management's discussion and analysis of financial condition and results of operations for the interim period ended July
                 31, 2004 (incorporated by reference to the Registrant's Form
                 6-K, filed on September 2, 2004)

4.12 The supplementary information, dated October 6, 2004, relating to reconciliation with United States generally accepted accounting principles in respect of the Registrant's unaudited financial statements as at July 31, 2004 and 2003 and for the nine months ended July 31, 2004 and 2003*

5.1              Consent of Fraser Milner Casgrain LLP*

5.2              Consent of Cassels Brock & Blackwell LLP*


EXHIBIT          DESCRIPTION
-------          -----------

5.3              Consent of Ernst & Young LLP*

5.4              Consent of Dorsey & Whitney LLP*

6.1 Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10)*

__________
* Previously filed.


                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.          UNDERTAKING

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.          CONSENT TO SERVICE OF PROCESS

         Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ancaster, Ontario, country of Canada, on October 28, 2004.

                                      CENTRAL FUND OF CANADA LIMITED





                                      By   /s/ J.C. Stefan Spicer
                                          ---------------------------------
                                          J.C. Stefan Spicer
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                            Title                              Date
               ---------                                            -----                              ----



/s/ J.C. Stefan Spicer                                 President, Chief Executive                  October 28, 2004
--------------------------------------------------     Officer and Director
J.C. Stefan Spicer                                     (principal executive officer)



/s/ Catherine A. Spackman                              Treasurer                                   October 28, 2004
--------------------------------------------------     (principal financial officer and
Catherine A. Spackman CMA                              principal accounting officer)



          *                                            Director                                    October 28, 2004
--------------------------------------------------
John S. Elder Q.C.


               Signature                                            Title                              Date
               ---------                                            -----                              ----




          *                                            Director                                    October 28, 2004
--------------------------------------------------
Douglas E. Heagle




          *                                            Director                                    October 28, 2004
--------------------------------------------------
Ian M.T. McAvity




          *                                            Director                                    October 28, 2004
--------------------------------------------------
Michael A. Parente




          *                                            Director                                    October 28, 2004
--------------------------------------------------
Robert R. Sale




          *                                            Director                                    October 28, 2004
--------------------------------------------------
Dale R. Spackman Q.C.



          *                                            Director                                    October 28, 2004
--------------------------------------------------
Philip M. Spicer



          *                                            Director                                    October 28, 2004
--------------------------------------------------
Malcolm A. Taschereau

* By: /s/ J.C. Stefan Spicer                           Attorney-in-Fact for the                    October 28, 2004
      --------------------------------------------     persons indicated above
      J.C. Stefan Spicer                               with a *
      Attorney-in-Fact


                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Central Fund of Canada Limited in the United States on October 28, 2004.



                                       /s/ Martin Pomerance
                                       ----------------------------------------
                                       Martin Pomerance

                                  EXHIBIT INDEX

EXHIBIT       DESCRIPTION
-------       -----------

3.1           Form of Underwriting Agreement (filed herewith)

4.1           Annual Information Form of the Registrant dated March 1, 2004
              (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2003, filed on March 19, 2004)

4.2           Management Information Circular of the Registrant dated January 9,
              2004 in connection with the Company's annual meeting of shareholders on February 23, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on January 22, 2004)

4.3 Audited financial statements of the Registrant as at October 31, 2003 and 2002 and for each of the years in the three year period ended October 31, 2003 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2003 and 2002 and the statements of loss, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2003 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended
              October 31, 2003, filed on March 19, 2004)

4.4 Management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2003
              (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2003, filed on March 19, 2004)

4.5 Unaudited interim financial statements of the Registrant as at January 31, 2004 for the three months ended January 31, 2004
              (incorporated by reference to the Registrant's Form 6-K, filed on March 18, 2004)

4.6 Management's discussion and analysis of financial condition and results of operations for the interim period ended January 31, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on March 18, 2004)

4.7 Press Release dated April 8, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on April 13, 2004)

4.8 Unaudited interim financial statements of the Registrant as at April 30, 2004 for the three and six months ended April 30, 2004
              (incorporated by reference to the Registrant's Form 6-K, filed on June 10, 2004)

4.9 Management's discussion and analysis of financial condition and results of operations for the interim period ended April 30, 2004
              (incorporated by reference to the Registrant's Form 6-K, filed on June 10, 2004)

4.10 Unaudited interim financial statements of the Registrant as at July 31, 2004 for the three and nine months ended July 31, 2004 and 2003 (incorporated by reference to the Registrant's Form 6-K, filed on September 2, 2004)

4.11 Management's discussion and analysis of financial condition and results of operations for the interim period ended July 31, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on September 2, 2004)

4.12 The supplementary information, dated October 6, 2004, relating to reconciliation with United States generally accepted accounting principles in respect of the Registrant's unaudited financial statements as at July 31, 2004 and 2003 and for the nine months ended July 31, 2004 and 2003*

5.1           Consent of Fraser Milner Casgrain LLP*

5.2           Consent of Cassels Brock & Blackwell LLP*

5.3           Consent of Ernst & Young LLP*

5.4           Consent of Dorsey & Whitney LLP*


EXHIBIT       DESCRIPTION
-------       -----------
6.1           Powers of Attorney (contained in the signature pages of the
              Registration Statement on Form F-10)*

__________
* Previously filed.
